EXHIBIT 99.1

AT THE COMPANY: Bruce T. Quigley Vice President of Business Development and Investor Relations 949-362-5800	IR INQUIRIES: Charles Messman, Todd Kehrli MKR Group 818-556-3700	MEDIA INQUIRIES: Steve Simon S&S Public Relations 847-955-0700
bquigley@smithmicro.com	ir@mkr-group.com	steve@sspr.com

FOR IMMEDIATE RELEASE

SMITH MICRO SOFTWARE ANNOUNCES ACQUISITION OF ALLUME SYSTEMS INC.

Company Combination Will Offer Wireless Carriers and Handset
Manufacturers Industry Leading Compression Technology in an Offering to be
Known as StuffIt Wireless

     ALISO VIEJO, Calif.—(July 05, 2005) — Smith Micro Software Inc. (NASDAQ: SMSI), a developer and marketer of a wide range of software and services for the wireless market, today announced it has acquired Allume Systems, Inc., a wholly owned subsidiary of International Microcomputer Software Inc. (IMSI) (OTC BB: IMSI). Allume is a leading provider of compression software solutions that enable state of the art compression, security and archiving of data including JPEG, MPEG and MP3 platforms. The Company’s pioneering product suite known as StuffIt® has been a de facto industry standard since 1986.

     Allume recently announced the development of a new JPEG compression technology that reduces the size of JPEG images up to 30% in size without any additional reduction of image quality. The company is planning to expand the technology to provide similar compression for MPEG and MP3 files. This technology plays directly into Smith Micro’s strategy of

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Smith Micro Announces Acquisition	page 2

broadening its wireless product offerings and provides for the first time to carriers and handset manufacturers enhanced compression technology that could reside directly in the handset.

     “We are very excited to bring Allume Systems, Inc. into the Smith Micro family, said William W. Smith, Jr., Smith Micro’s President and CEO. “Allume’s compression technology and their talented employees bring us a new opportunity as we continue to expand our product offerings to wireless carriers and handset providers. With the explosive expansion of camera wireless phones and mobile devices, handset providers continue to need additional storage for all of this data, be it pictures, full motion video or audio. The patent pending technology from Allume provides a very cost effective answer for our customer base.”

     Through the agreement, Smith Micro will pay $11 million in cash and $1.75 million in Smith Micro shares to purchase all outstanding shares of Allume. During the first calendar quarter of 2005, Allume contributed $2.5 million to IMSI’s $6.4 million net revenue. We believe the acquisition is accretive immediately to Smith Micro.

     The company will hold a conference call today at 8:00 am EDT Tuesday, July 5, 2005 to further discuss the details of the Allume acquisition. Investors may access the conference call over the Internet via the company’s website www.smithmicro.com or at

http://phx.corporate-ir.net/playerlink.zhtml?c=107760&s=wm&e=1093467.

About Allume Systems, Inc.

Founded in 1988, Allume Systems, Inc., develops and publishes award-winning software solutions for Macintosh and Windows. Allume’s leading brands are StuffIt®, Internet Cleanup™ and Spring Cleaning®, Personal ImageManager™. Formerly known as Aladdin Systems, Allume enables people and businesses to communicate and manage their ideas and information. Allume’s software offers a range of solutions, empowering people and businesses in the areas of information access, removal, recovery, security, productivity and Internet distribution.

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Smith Micro Announces Acquisition	page 3

About Smith Micro Software

     Smith Micro Software, Inc., headquartered in Aliso Viejo, CA, is a developer and marketer of wireless communication and utility software products for multiple OS platforms. The company designs integrated cross platform, easy-to-use software for personal computing and business solutions around the world. With a focus on the Internet and Wireless and Broadband technologies, the company’s products and services enable wireless communications, eCommerce, eBusiness, Internet communications (voice-over-IP), video conferencing, network fax, and traditional computer telephony. Smith Micro’s complete line of products is available through original equipment manufacturers (OEMs), direct sales, retail stores, and value-added resellers (VARs). Smith Micro’s common stock trades on The Nasdaq Stock Market® under the symbol SMSI. For more information, contact Smith Micro at (949) 362-5800 or visit the company’s Web site at www.smithmicro.com.

This release may contain forward-looking statements that involve risks and uncertainties, including without limitation risks and uncertainties relating to the company’s financial prospects and projections, the company’s plans for returning to sustained profitability and the company’s ability to increase its business in the Wireless and Broadband segments. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are new and changing technologies, customer acceptance of those technologies, fluctuations or cancellations in orders from distribution customers, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors could cause actual results to differ materially from those presented in any forward-looking statement and are discussed in the company’s filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q.

Smith Micro, Smith Micro logo, StuffIt, Internet Cleanup, Spring Cleaning®, and Personal ImageManager are trademarks or registered trademarks of Smith Micro Software, Inc. All other marks are properties of their respective owners.

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